Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

TURIN NETWORKS, INC.,

RF ACQUISITION CORP.

AND

CARRIER ACCESS CORPORATION

DECEMBER 15, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 15, 2007 (the “Agreement Date”) by and among Turin Networks, Inc., a Delaware corporation (“Acquiror”), RF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Carrier Access Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law.

B. The respective Boards of Directors of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement. The Board of Directors of the Company has determined to recommend to its stockholders the adoption of this Agreement. Acquiror, as the sole stockholder of Merger Sub, has approved the Merger and adopted this Agreement.

C. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquiror’s willingness to enter into this Agreement, each stockholder of the Company listed on Exhibit B-1 attached hereto is executing and delivering to Acquiror a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (the “Voting Agreement”) under which such stockholder agrees to vote all shares of the Company’s capital stock owned by it in favor of adoption of this Agreement and the other transactions contemplated hereby and to give Acquiror an irrevocable proxy to do the same.

D. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Alternative Transaction” means with respect to the Company, any of the following transactions (other than the Merger): (a) any acquisition or purchase from the Company by any Person or Group of more than a 15% interest in the total outstanding voting securities of the Company (or any rights or agreements to purchase or otherwise acquire Company capital stock or any securities convertible into or exchangeable for Company capital stock) representing 15% or more of the voting interest in the total outstanding voting securities of the Company or any of its Subsidiaries (including by means of an equity financing); (b) any tender offer or exchange offer that, if consummated, would result in any Person or Group beneficially owning Company capital stock (or any rights or agreements to purchase or otherwise acquire Company capital stock or any securities convertible into or exchangeable for Company capital stock) representing 15% or more of the voting interest in the total outstanding voting securities of the Company or any of its Subsidiaries; (c) any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than 85% of the equity interests in substantially the same respective proportions in (i) the surviving or resulting entity of such transaction or (ii) the parent entity of the surviving or resulting entity of such transaction; (d) any sale, lease, exchange, transfer, license or disposition of assets that constitute or account for over 15% of the consolidated net revenue, net income or assets of the Company and its Subsidiaries taken as a whole (including capital stock or other ownership interests in Subsidiaries); (e) any extraordinary dividend, whether of cash or other property; or (f) any liquidation, partial liquidation, dissolution or winding up of the Company.

“Alternative Transaction Proposal” means any offer, inquiry, expression of interest, proposal or indication of interest (whether binding or non-binding), or any public announcement of an intention to make any offer, inquiry, proposal or indication of interest, to the Company or Company Stockholders relating to an Alternative Transaction.

“Antitrust Filings” means notification and report forms relating to the transactions contemplated by this Agreement filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction.

“Antitrust Laws” means federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Business Day” shall mean a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in San Francisco, California.

“Cash Amount Per Share” means $2.60, subject to adjustment pursuant to Section 2.1(c) and Section 2.1(e) hereof.

“Change of Recommendation” means the withholding, withdrawal, amendment, or modification of the Company Board’s recommendation in favor of adoption of this Agreement in a manner adverse to Acquiror or Merger Sub.

“Closing” means the closing of the transactions contemplated hereby.

“Closing Cash” means the aggregate amount of the Company’s unrestricted and unencumbered cash and marketable securities with immediate liquidity as of the Tentative Closing Date. For purposes of calculating the Closing Cash, the Closing Cash shall be reduced by each of the following: (i) any unpaid Transaction Expenses of the Company; (ii) any employer related Tax obligations (including any 280G Tax gross-up payments) in connection with the Transaction Expenses that have not otherwise been paid as of the Closing; (iii) any Debt of the Company as of the Tentative Closing Date; and (iv) the first $5,000,000 of any amounts received by the Company as a result of the sale of the Property (as defined in Section 5.4(e)).

“Closing Cash Balance Sheet” means a balance sheet to be delivered by the Company to Acquiror on or within one (1) Business Day prior to the Tentative Closing Date setting forth the Company’s calculations of the Closing Cash, including each element thereof.

“Closing Cash Target” means $63,000,000.00.

“Closing Date” means a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the parties hereto agree.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Business” means the business of the Company and the Company Subsidiaries as presently conducted as described in the Company’s Form 10-K dated March 15, 2007.

“Company Capital Stock” means the capital stock of the Company.

“Company Cash Retention Program” means the Cash Retention Program of the Company approved by the Company Board on or about November 19, 2007, which contemplates payments to employees in an aggregate amount of approximately $900,000.00, as may be amended.

“Company Charter Documents” means the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of the Company, each as amended to date.

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Fully-Diluted Shares” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of Company Options, Company Restricted Stock Units or other direct or indirect rights to acquire shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable); provided, however, that the calculation of Company Fully-Diluted Shares shall specifically exclude (1) shares of Company Common Stock issuable upon the exercise of Company Out-of-the-Money-Options, (2) shares of Company Common Stock held in treasury by the Company or any Company Subsidiaries, (3) shares of Company Common Stock held by any Dissenting Stockholders as of immediately prior to the Effective Time, and (4) shares of Company Common Stock that could be purchased at the Cash Amount Per Share with the aggregate exercise prices of all Company Options (other than Company Out-of-the-Money-Options).

“Company Option Plan” means the (A) 1998 Stock Incentive Plan and (B) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock, whether or not under the Company Option Plans.

“Company Out-of-the-Money-Options” means Company Options issued and outstanding as of immediately prior to the Effective Time with an exercise price in excess of the Cash Amount Per Share.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“Company Restricted Stock Units” means restricted stock units of the Company issued under the Company Option Plans, whereby each restricted stock unit represents a bookkeeping entry representing the equivalent of one share of Company Common Stock.

“Company Restricted Stock Unit Holders” means the holders of Company Restricted Stock Units.

“Company Securityholders” means the Company Stockholders, Company Optionholders and Company Restricted Stock Unit Holders, collectively.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Confidentiality Agreement” means that certain Confidentiality, Standstill and Non-Solicitation Agreement between the parties and dated as of August 1, 2007.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation or undertaking (including subcontracts, leases, subleases, licenses, sublicenses, mortgages, notes, guarantees, indentures, warranties, guarantees, insurance policies, benefit plans and purchase orders).

“Delaware Law” means the Delaware General Corporation Law.

“Debt” means the outstanding amount of (a) indebtedness for borrowed money, (b) amounts owing as deferred purchase price for the purchase of any property, (c) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (d) amounts owing under any capitalized or synthetic leases, and (e) guarantees or sureties with respect to any indebtedness or obligation of a type described in clauses (a) through (e) above of any Person, of the Company and Company Subsidiaries.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company exercising appraisal rights pursuant to Section 262 of the Delaware Law in connection with the Merger.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or Company Subsidiaries, whether in tangible or intangible form, whether owned by the Company or Company Subsidiaries or held by the Company or Company Subsidiaries under any licenses or sublicenses or similar grants of rights.

“Effective Time” means the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Certificate of Merger).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Encumbrances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means, collectively, all industrial and intellectual property, throughout the world, including patents, patent applications, patent rights (“Patents”), trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items (“Trademarks”), Internet domain name registrations, Internet and World Wide Web URLs or addresses (“Domain Names”), copyrights, copyright registrations and applications therefor (“Copyrights”), mask work rights, mask work registrations and applications therefor (“Mask Works”), inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records. “Intellectual Property Rights” means all forms of proprietary rights, titles, interests, and ownership relating to Patents, Trademarks, Domain Names, Copyrights,

Mask Works and other forms of industrial and intellectual property rights. For avoidance of doubt, “Intellectual Property” includes all “Intellectual Property Rights.”

“Knowledge”: An individual will be deemed to have “knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) such individual should reasonably be aware of such fact or matter. The Company and Acquiror, respectively, will be deemed to have “knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of the Company or Acquiror, respectively, is (a) actually aware of such fact or other matter or (b) should reasonably be aware of such fact or matter.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect, (each, an “Effect”) (regardless of whether or not Effect is inconsistent with the representations or warranties made by such entity in this Agreement) that is or would reasonably likely be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries, taken as a whole (and if the entity is the Company, then also including the Company’s Wireless business in and of itself for all purposes hereof) or the ability of such entity to consummate the Merger by the Termination Date, except to the extent that any such Effect directly results from: (a) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to other entities in such industry); (b) changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes); (c) changes that are attributable to the announcement of this Agreement or the pendency of the transactions contemplated hereby (including loss of customers, suppliers and employees); (d) the failure of such entity to meet the revenue or earnings predictions or expectations for any period ending on or after the date of this Agreement (provided that the underlying causes of such changes shall not be excluded); (e) changes in Applicable Law or GAAP, except to the extent that the same materially disproportionately impact such entity as compared to other companies affected by such change in Applicable Law or GAAP; or (f) with respect to the Company, changes in Closing Cash if such changes in Closing Cash would not cause the condition in Section 8.3(e) not to be satisfied (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in Closing Cash).

“Merger Sub Common Stock” means the Common Stock, $0.001 par value per share, of Merger Sub.

“NASDAQ” means the Nasdaq Stock Market.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances on the landlord’s or owner’s interest in real property not caused by the Company or any Company Subsidiary; (f) Encumbrances of record that affect any Owned Real Property (as defined in Section 3.10(b)) and any Encumbrances or state of facts which an inspection or survey of any Owned Real Property would disclose; (g) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property and Leased Real Property (as defined in Section 3.10(b)) which are not violated by the current use and operation thereof; and (h) any Encumbrance which does not materially impair the value, occupancy or use of the property subject thereto for the purposes for which it is currently used in connection with the Company’s or any Company Subsidiary’s business.

“Person” means any natural person, corporation, company, limited liability company, general partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Proxy Statement” means the proxy statement to be filed by the Company with the SEC in connection with the solicitation of proxies from Company Stockholders for the Company Stockholder Approval (as defined in Section 3.3(a)), as amended or supplemented.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company or Acquiror, as the case may be, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Proposal” means with respect to the Company, a bona fide written Alternative Transaction Proposal, which the Company Board has in good faith determined (after consultation with its outside legal counsel and a financial advisor of national standing), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, (a) is more favorable, from a financial point of view, to the Company Stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Acquiror in response to such Alternative Transaction Proposal), (b) provides for consideration consisting exclusively of cash and/or publicly-traded equity securities and financing, to the extent required by the Person making the proposal, that is fully committed, and (c) is reasonably likely to receive all required government approvals on a timely basis and otherwise reasonably likely to be consummated on the terms proposed; provided that, for purposes of this definition of “Superior Proposal” each reference to “15%” or “85%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Tentative Closing Date” shall mean the second Business Day after the first date upon which all of the other conditions set forth in Article 8 hereof, other than the conditions to Closing set forth in Section 8.3(e) (Closing Cash Calculation) shall have been satisfied by the Company or waived by Acquiror.

“Transaction Expenses” means all costs and expenses incurred in connection with the Merger and this Agreement and the transactions contemplated hereby, including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants, employee change of control and severance payments (including, but not limited to, any payments which have not been made on or prior to the Closing under (i) those certain Change of Control Severance Agreements by and between the Company and certain Company employees, whether or not the severance benefits (including payment of salary, target incentive and healthcare reimbursement) described therein, occur, or might occur, on or after the Closing and (ii) pursuant to the Company Cash Retention Program, whether or not the payments described thereunder occur, or might occur, on or after Closing), retention or severance costs or expenses (including any 280G Tax gross-up payments and including any employer Tax withholding obligations in connection therewith) and D&O insurance premiums for the D&O “tail” policy described in Section 6.4(b); provided, however, that Transaction Expenses shall not include payments to holders of Company Options or Company Restricted Stock Units as a result of the transactions contemplated by Section 2.1(b)(ii) or Section 2.1(b)(iii), other than any employer Tax obligations in connection therewith, which shall be specifically included for purposes of Transaction Expenses; provided, further, that Transaction Expenses shall not include any potential amounts owed by the Company pursuant to the Change of Control Severance Agreement by and between the Company and that certain Company employee set forth on Schedule 1.1 of the Seller Disclosure Letter under ‘Transaction Expenses Special Exclusion’, unless such employee is terminated on or prior to the Closing.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

THE MERGER

2.1 Conversion of Shares. Subject to adjustment pursuant to Section 2.1(c) and Section 2.1(e) hereof:

(a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

(b) Conversion of Company Securities.

(i) Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Cash Amount Per Share. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder.

(ii) Company Options. Acquiror shall not assume any Company Options and each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall immediately vest as to 100% of the shares subject to such Company Option, by virtue of the Merger and without the need for any further action on the part of the holder thereof, and, at the Effective Time, shall be cancelled and converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock issuable upon exercise in full of such Company Option multiplied by (B) the Cash Amount Per Share, less the exercise price per share attributable to such Company Option; provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Option the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(ii). The amount of cash each Company Optionholder is entitled to receive for the Company Options held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Options held by such Company Optionholder. As soon as practicable following the Closing, Acquiror shall pay, or shall cause the Exchange Agent to pay to each Company Optionholder the cash (if any and less any applicable Taxes required to be deducted and withheld) required to be paid to any such Company Optionholder pursuant to this Section 2.1(b)(ii).

(iii) Company Restricted Stock Units. Acquiror shall not assume any Company Restricted Stock Unit and at the Effective Time, each Company Restricted Stock Unit that is issued and outstanding immediately prior to the Effective Time shall, whether vested or unvested, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit multiplied by (B) the Cash Amount Per Share; provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Restricted Stock Unit the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(iii). The amount of cash each Company Restricted Stock Unit Holder is entitled to receive for the Company Restricted Stock Units held by such Company Restricted Stock Unit Holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Restricted Stock Units held by such Company Restricted Stock Unit Holder.

(iv) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company capital stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware General Corporation Law (“Section 262”) shall not be converted into the right to receive cash as provided in Section 2.1(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive cash as provided in Section 2.1(b). The Company shall give prompt notice to Acquiror of (i) any demands for appraisal of any shares of Company capital stock, withdrawals of such demands and any other instruments served pursuant to the Delaware Law received by the Company, and (ii) Acquiror shall have the right to direct all negotiations and proceedings with respect to such demands as permitted by Delaware Law. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(c) Purchase Price Adjustment. In the event that the Closing Cash, as reflected in the Closing Cash Balance Sheet, or if audited pursuant to Section 8.3(e)(ii), as reflected in the Audited Closing Cash Amount, is less than the Closing Cash Target, the Cash Amount Per Share shall be reduced by an amount equal to the quotient of (A) the difference between (i) the Closing Cash Target, minus (ii) the Closing Cash, divided by (B) the number of Company Fully-Diluted Shares as of immediately prior to the Effective Time; provided, however, that for all purposes hereof, the Cash Amount Per Share, as so adjusted, shall be rounded down to the nearest 1/10 (one-tenth) of a cent; provided, further, that the difference between the Closing Cash Target and the Closing Cash, as calculated pursuant to clause (A) of this Section 2.1(c) shall under no circumstances exceed $13,000,000.00. For purposes hereof, the Company shall provide to Acquiror, on or prior to the Tentative Closing Date, the calculation of the number of Company Fully-Diluted Shares as of immediately prior to the Effective Time.

(d) Cancellation of Company-Owned Stock. Notwithstanding Section 2.1(b), each share of Company Capital Stock held by the Company or any Company Subsidiaries immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(e) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) subject to the terms of Section 6.4(a) hereof, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law;

(c) subject to the terms of Section 6.4(a) hereof, the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub, until thereafter amended as provided by Delaware Law;

(d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f) the Merger shall, from and after the Effective Time, have all of the effects provided by this Agreement and Delaware Law.

2.3 Tax Consequences and Withholding.

(a) The parties intend that the Merger shall be treated as a Taxable purchase of securities of the Company pursuant to the Code. However, Acquiror makes no representations or warranties to the Company or to any Company Securityholder regarding (i) the Tax treatment of the Merger or (ii) any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company and, by virtue of the Company Stockholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Stockholders, acknowledge that the Company and the Company Stockholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

(b) Acquiror or Acquiror’s agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Company Securityholder, the amounts required to be deducted and withheld under the Code, or any other provision of Applicable Law, with respect to the making of such payment. To the extent that amounts are so withheld, Acquiror shall provide, or cause the Exchange Agent to provide, to such Company Securityholder written notice of the amounts so deducted or withheld, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.

2.4 Further Assurances. At and after the Effective Time, Acquiror, the Surviving Corporation and their respective officers and directors shall be authorized to execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article 3), and except as set forth in the Company SEC Documents filed prior to the date hereof (but only to the extent that it is reasonably apparent from the face of such disclosure set forth in such Company SEC Documents that such information is applicable to the sections of this Article 3, and specifically excluding any risk factors, forward looking statements or any documents referred to or incorporated by reference therein), the Company represents and warrants to Acquiror as follows:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Acquiror’s legal counsel true and complete copies of the Company Charter Documents. The Company is not in violation of the Company Charter Documents.

3.2 Company Subsidiaries.

(a) Organization and Good Standing. Schedule 3.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Subsidiaries. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Acquiror’s legal counsel true and complete copies of the currently effective Certificate of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date. Each Company Subsidiary is not in violation of its Certificate of Incorporation or Bylaws (or other comparable charter documents), each as amended to date.

(b) Ownership. The Company is the owner of all of the issued and outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Encumbrances and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any agreement to which such Company Subsidiary is a party or by which it is bound. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Other than the Company Subsidiaries set forth in Schedule 3.2(a) of the Company Disclosure Letter, the Company does not have any Company Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. Subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger and other transactions contemplated hereby. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the full Company Board, has (i) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the Merger, and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby under the Company Charter Documents and Applicable Law.

(b) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, or any other Person (governmental or otherwise), is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the Company Stockholder Approval, (iii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws, (iv) the filing with the SEC of the Proxy Statement and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of NASDAQ, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Takeover Laws. The approval of this Agreement and the Merger and the transactions contemplated hereby, including the Voting Agreements, constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger, and the transactions contemplated hereby the provisions of Section 203 of Delaware Law and represent the only actions necessary to ensure that Section 203 of Delaware Law do not and will not apply to the execution, delivery, or performance of this Agreement or the consummation of the Merger or other transactions contemplated hereby. No other state takeover or other similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.4 Capital Structure of the Company.

(a) The authorized capital stock of the Company consists solely of 60,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. A total of 34,724,529 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding as of December 15, 2007. The Company has reserved an aggregate of 10,342,014 shares of Company Common Stock for issuance pursuant to the Company Option Plans (including shares subject to outstanding Company Options and outstanding Company Restricted Stock Units). As of December 15, 2007, (i) a total of 2,860,049 shares of Company Common Stock are subject to outstanding Company Options, (ii) a total of 898,000 shares of Company Common Stock are subject to outstanding Company Restricted Stock Units, and (iii) a total of 2,084,365 shares of Company Common Stock are reserved for future grant and issuance under the Company Option Plans (excluding shares subject to outstanding Company Options). Except for Company Options and Company Restricted Stock Units, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or Company Voting Debt or any securities or debt convertible into or exchangeable for Company Capital Stock or Company Voting Debt or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

(b) All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance in all material respects with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company. As of the Agreement Date, there are no shares of Company Common Stock held in treasury by the Company or any Company Subsidiaries.

(c) Schedule 3.4(c)-1 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) each holder of outstanding Company Options that is not an employee of the Company or any Subsidiary (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar persons), and (iv) the number of shares covered by such Company Option. Schedule 3.4(c)-2 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Restricted Stock Unit, (i) the name of the holder of such Company Restricted Stock Unit and (ii) the number of shares covered by such Company Restricted Stock Unit. All issued and outstanding Company Options and Company Restricted Stock Units were issued by the Company in compliance in all material respects with all requirements of Applicable Law and all requirements set forth in applicable Contracts and were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right. True and correct copies of the Company Option Plans, and the standard terms of option and restricted stock unit agreement under each Company Option Plan have been delivered by the Company to Acquiror’s legal counsel, and such plans and agreements have not been amended, modified or supplemented since being delivered, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or agreements in any case from those delivered.

(d) Company Debt. No bonds, debentures, notes or other Debt of the Company or any Company Subsidiaries (i) having the right to vote on any matters on which Company Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding as of the Agreement Date. Schedule 3.4(d) to the Company Disclosure Letter accurately lists all Debt of Company and Company Subsidiaries, including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing such Debt.

(e) No Other Rights. The Company Charter Documents do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any securities of the Company or any Company Subsidiary presently issued and outstanding or that may be subsequently issued. The Company is not a party to any Contract regarding the voting of any outstanding securities of the Company (other than the Voting Agreements).

3.5 No Conflict. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby: (a) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under (i) any provision of the Company Charter Documents or other comparable charter documents of any Company Subsidiary, each as currently in effect, (ii) to the knowledge of the Company any material Applicable Law applicable to the Company, any Company Subsidiary or any of their respective assets or properties that would be material to the Company and its Subsidiaries taken as a whole, or (iii) any Company Material Contract (as defined in Section 3.12) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties are bound; or (b) except which would not reasonably be expected to have a Material Adverse Effect on the Company, will result in the creation of any material Encumbrance on any of the material properties or assets of the Company or any Subsidiary. Neither the Company’s entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Company Subsidiary under any Company Material Contracts that would come into effect upon the consummation of the Merger, except which would not reasonably be expected to have a Material Adverse Effect on the Company.

3.6 SEC Filings.

(a) SEC Reports. The Company has filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed or furnished by Company since January 1, 2005 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that the Company may file subsequent to the Agreement Date, are referred to herein as the “Company SEC Documents”), and all such Company SEC Documents in the form filed with the SEC are available on the SEC’s EDGAR website. As of their respective dates, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Document. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), including each Company SEC Document filed after the Agreement Date until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of Company’s and the Company Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). The consolidated unaudited balance sheet contained in the Company SEC Documents dated as of September 30, 2007 (the “Balance Sheet Date”) is hereinafter referred to as the “Company Balance Sheet.” Except as reflected in the Company Balance Sheet (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of any nature which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except (i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent in all material respects with past practice which are of the type which ordinarily recur and do not result from any breach of Contract, tort or violation of any Applicable Law, (ii) Liabilities under Contracts disclosed to the Acquiror by the Company prior to the date hereof or under any Contracts entered into to by the Company or any of its Subsidiaries subsequent to the Agreement Date not in violation of Section 5.2(a) below, (iii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserves), and (iv) Liabilities for Transaction Expenses. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financial Statements and the Company Balance Sheet are consistent with such books and records.

(c) Sarbanes Act. The Company is in compliance, in all material respects, with the Sarbanes Act.

(d) Controls. The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). The Company (or to its knowledge, its auditors) have not identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal control over financial reporting. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of the Company Subsidiaries who have a role in the Company’s internal controls over financial reporting. The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act), and such controls are effective. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes Act and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof.

(e) Off-Balance Sheet Arrangements. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including without limitation any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(f) Amendments. The Company has heretofore delivered to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Documents has been amended or modified, except for amendments or modifications so furnished or which have been filed as an exhibit to a subsequently dated Company SEC Document. The Company has heretofore delivered to Acquiror a complete and correct copy of any comment letters or similar correspondence received by the Company from the SEC for the Company’s three prior fiscal years and current fiscal year that are not available on the SEC’s EDGAR website. The SEC has not provided comments to the Company in connection with any Company SEC Documents that to the Company’s knowledge remain unresolved and are material. No investigation by the SEC with respect to the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened.

(g) Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Stockholders or at the time of the meeting of Company Stockholders to consider the Company Stockholder Approval (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub that is contained in the Proxy Statement.

3.7 Litigation. There is no material action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Company Subsidiary or any of their respective assets or properties (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary (or to the knowledge of the Company, against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) that is material to the Company and the Company’s Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person. There has not been since January 1, 2005, nor are there any currently pending, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.8 Compliance with Laws.

(a) Applicable Laws. The Company and each Company Subsidiary has materially complied, and is now in material compliance, with all Applicable Laws, except to the extent that the failure to so comply, or to be in material compliance, would be material to the Company and its Subsidiaries taken as a whole . Neither the Company nor any of the Company Subsidiaries has received any notice or other communication from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply, or is not in compliance, with Applicable Law and to the Company’s knowledge, (i) no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending, and (ii) no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.

(b) Governmental Permits. The Company and each Company Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), the Company and each Company Subsidiary has materially complied, and is now in material compliance, with all Governmental Authorizations, and all such Governmental Permits are valid and in full force and effect. The Company has delivered to Acquiror true, correct and complete copies of each Governmental Permit. Neither the Company nor any Company Subsidiary has received any written notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply in any material respect with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. None of the Governmental Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Merger or transactions contemplated hereby.

(c) Product Disclosures. Since January 1, 2005, (i) the materials, products and services distributed or marketed by the Company and each Company Subsidiary have made all material disclosures to users or customers required by Applicable Law, and (ii) none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect, except, in each case, as would not reasonably be expected to result in material liability to the Company.

(d) Unlawful Payments. Neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other payment in violation of Applicable Law in any material respect.

(e) Export Control Laws. The Company and each Company Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (i) the Company and each Company Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States; (ii) the Company and each Company Subsidiary is in compliance with the terms of all applicable export licenses or other approvals; (iii) there are no material pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims; and (v) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

(f) NASDAQ. The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on NASDAQ, including all applicable corporate governance rules and regulations in all material respects.

3.9 Taxes.

(a) The Company and each Company Subsidiary (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Company Subsidiary is or has been a member), have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes due and owing (whether or not shown on any Tax Return). All such Tax Returns are complete and accurate and were prepared in compliance in all material respects with all Applicable Law. The Company has made available to Acquiror correct and complete copies of all Tax Returns, and has delivered to Acquiror correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Company Subsidiaries.

(b) The Company and each Company Subsidiary has established an adequate accrual or reserve in accordance with GAAP for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), and has no Liability for Taxes for periods or portions of periods prior to the Balance Sheet Date in excess of the accruals or reserves so established. Neither the Company nor any Company Subsidiary has any Liability

for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date.

(c) No deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notification from any Tax Authority regarding any issues that (a) are currently pending before such Tax Authority regarding the Company or any Company Subsidiary, or (b) have been raised by such Tax Authority and not yet finally resolved. No Tax Return of the Company or any Company Subsidiary is under audit by any Tax Authority. All past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Tax Authority conducting such audit and all Taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable Tax Authority. No Tax liens are currently in effect against any of the assets of the Company or any Company Subsidiary other than liens that arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by the Company or any Company Subsidiary of any statute of limitations with respect to any Taxes.

(d) The Company and each Company Subsidiary have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Tax Authority (or are properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare Federal Unemployment Tax Act, federal and state income Taxes and relevant state income and employment Tax withholding laws), and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(e) Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(f) Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(g) Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(h) The Company for itself and for each Company Subsidiary has disclosed in Schedule 3.9(h) of the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

(i) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or accrued on or prior to the Closing Date.

(j) Neither the Company nor any Company Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(k) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Company Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxation by that jurisdiction. Neither the Company nor any of its Company Subsidiaries has a permanent establishment in any country outside of its country of incorporation.

(l) Each of the Company and each Company Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

(m) Schedule 3.9(m) of the Company Disclosure Letter sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between Company or any Subsidiary and any Governmental Authority. The Company and its Company Subsidiaries are in compliance in all material respects with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(n) The Company has provided to Acquiror all contemporaneous documentation prepared for Section 6662 of the Code (or similar provision under foreign law) supporting the transfer pricing with any of the Company’s foreign Subsidiaries.

(o) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Company Subsidiary have any Liability or potential Liability to another party under any such agreement.

(p) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement

Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q) Each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” within the meaning of Code Section 409A (and associated United States Treasury Department guidance) comply with or are exempt from Code Section 409A (and associated United States Treasury Department guidance); specifically each such “nonqualified deferred compensation plan” that is subject to Code Section 409A has been administered and operated since January 1, 2005 in good faith compliance with Code Section 409A (and associated Treasury Department guidance), and no such “nonqualified deferred compensation plan” that is not subject to Code Section 409A has been materially modified within the meaning of Code Section 409A (and associated Treasury Department guidance) after October 3, 2004. No event has occurred that would be treated by Section 409(A)(b) as a transfer of property for purposes of Section 83 of the Code. Each Company Option has been issued at not less than 100% of fair market value on the date of grant. Schedule 3.9(q) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party.

(r) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Company Subsidiary or ERISA Affiliate to which the Company and/or any Company Subsidiary is a party or by which the Company and/or any Company Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

3.10 Title to Properties.

(a) The Company and each Company Subsidiary has good and valid title to all of their respective material assets and properties (including those shown on the Company Balance Sheet, except assets and properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent in all material respects with past practice), free and clear of all Encumbrances, except mortgages deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Company SEC Documents. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

(b) Schedule 3.10(b) to the Company Disclosure Letter is a complete and correct list of (i) all real property and interests in real property owned by the Company or any Company Subsidiary (each such property or interest, an “Owned Real Property”), and (ii) all material real property and interests in real property leased by the Company or any Company Subsidiary in excess of 10,000 square feet (each such property or interest, a “Leased Real Property”). With respect to Owned Real Property, (A) the Company or the Company

Subsidiary, as applicable, has good and valid fee simple title, free and clear of all Encumbrances, (B) neither the Company nor such Company Subsidiary has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof of interest therein, and (D) there is no condemnation or other proceeding in eminent domain pending or to the knowledge of the Company threatened, affecting such Owned Real Property or any portion thereof or interest therein. With respect to Leased Real Property, (w) the Company or the Company Subsidiary, as applicable, has a valid leasehold interest in such Leased Real Property free and clear of all Encumbrances, and (x) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein. The Company has delivered to Acquiror true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

(c) The personal property and equipment of each of the Company and each Company Subsidiary that are necessary to the operations of their respective businesses are (in operating condition subject to normal wear and tear.

(d) The Company and the Company Subsidiaries are not in violation in any material respect of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased real properties, except for such violations that would not reasonably be expected to have a Material Adverse Effect on the Company, nor has the Company or any of the Company Subsidiaries received any written notice of any such violation in any material respect of any such ordinance, regulation or requirement with which it has not complied.

3.11 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to the Company or any Company Subsidiary any:

(a) Material Adverse Change;

(b) amendment or change in its Certificate of Incorporation or Bylaws (or other comparable charter documents);

(c) incurrence, creation or assumption of (i) any material Encumbrance on any of its material assets or properties or (ii) any Debt;

(d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent in all material respects with its past practices after the Balance Sheet Date in an amount not in excess of $200,000.00 for any single Liability to a particular creditor;

(f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its material assets (including material Company Owned IP Rights (as defined in Section 3.14(a)) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of its products or services to its customers in the ordinary course of its business consistent in all material respects with its past practices;

(g) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plans or applicable Contracts in connection with the termination of service of employees or other service providers);

(i) change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights ) made to or with any of such officers, directors, employees or consultants (other than periodic increases in the base salaries of employees who are not executive officers in an amount that does not exceed 10% of such base salaries), any material modification of any Company Benefit Arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any Company Subsidiary consistent with past practice), and neither the Company nor any Company Subsidiary has entered into any Contract to grant or provide (nor has granted or provided any) any material severance, acceleration of vesting or other similar benefits to any such Persons;

(j) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any material labor dispute or material claim of unfair labor practices;

(k) Liability incurred by it to any of its executive officers or directors, except for normal and customary compensation and expense allowances payable to executive officers in the ordinary course of its business consistent in all material respects with its past practices;

(l) making by it of any loan, advance or capital contribution to, or any investment in, any of its executive officers or directors or any firm or business enterprise in which to the knowledge of the Company any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(n) except as required by GAAP, any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(o) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent in all material respects with past practices;

(p) commencement or settlement of any material litigation;

(q) entry into any Contract that would be required to be disclosed as an off-balance sheet arrangement under GAAP; or

(r) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.12 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.12(a)-(w) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of their respective assets or properties is currently bound (each a “Company Material Contract”):

(a) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(b) any Contract providing for payments by or to it in an aggregate amount of $200,000.00 or more on an annual basis;

(c) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to manufacture, reproduce, sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(d) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than software generally available to the public at a per copy license fee of less than $5,000.00 per copy);

(e) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(f) any Contract for or relating to the employment by it of any director, officer, employee or consultant that is not immediately terminable by it without material cost or other material Liability, including any contract requiring it to make a material payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement;

(g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(h) any lease or other Contract under which it is lessee of or holds or operates any items of material tangible personal property or real property owned in excess of 10,000 square feet by any third party;

(i) any Contract that restricts it from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential employees, consultants, contractors or other suppliers or customers;

(j) any Company IP Rights Agreement listed in Schedule 3.14(e) of the Company Disclosure Letter or listed in Schedule 3.14(h) of the Company Disclosure Letter or for the license of Open Source Materials that are incorporated into, integrated or bundled with the Company Products or Services;

(k) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard forms of option and restricted stock unit agreement under the Company Option Plans (notwithstanding any variation in terms related to vesting schedules, performance criteria, number of shares and other terms specific to an individual’s grant);

(l) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(m) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Debt or performance obligations of any other Person;

(n) any Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreement, the form of which is included in Schedule 3.12(n) of the Company Disclosure Letter and other than any Contracts for occupancy of any Leased Real Property);

(o) any Contract other than Company Benefit Arrangements set forth in Section 3.16(d)(i) of the Company Disclosure Letter or Contract with its officers, directors, or employees that provides for compensation of less than $250,000.00 per annum (i) in which its officers, directors, 10% stockholders or to the knowledge of the Company any member of their immediate families, is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(p) any Contract pursuant to which it has acquired or sold a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise since January 1, 2005, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Company Subsidiaries);

(q) any Contract with a Governmental Authority (excluding Governmental Permits);

(r) any Contract pursuant to which it has purchased any real property;

(s) any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association;

(t) any material settlement or litigation “standstill” agreement, or any tolling agreement, in each case entered into after January 1, 2005; or

(u) any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any material rights of any third party or any material obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger.

A true and complete copy of each agreement or document required by these subsections (a)-(u) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Letter has been delivered to Acquiror’s legal counsel. All Company Material Contracts are in written form.

3.13 No Default; No Restrictions.

(a) The Company or the applicable Company Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract. Each of the Company Material Contracts is in full force and effect. There exists no material default or event of material default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to

(i) become a material default or event of material default under any Company Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Company Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Company Material Contract, or (D) the right to cancel, terminate or materially modify any Company Material Contract. Neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible material default under, any Company Material Contract.

(b) Except as listed in Schedule 3.12(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, and no material asset or property of the Company or any Subsidiary is bound or affected by, any material judgment, injunction, order, decree, Contract (noncompete or otherwise) that materially restricts or prohibits, or purports to materially restrict or prohibit, the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world (including any material judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any material products or technology or provide material services or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company Business or materially restricting the prices which the Company or any Company Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

(c) With respect to any Contract with a Governmental Authority, there is no existing: (i) to the knowledge of the Company, civil fraud or criminal investigation by any Governmental Entity; (ii) material qui tam action brought against the Company or any of the Company Subsidiaries under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of the Company Subsidiaries; (iv) material claim or request by a Governmental Authority for a contract price adjustment based on asserted defective pricing, disallowance of cost or non-compliance with statute, regulation or contract; (v) material dispute involving the Company or any of the Company Subsidiaries on such Contract; or (vi) material claim or equitable adjustment by the Company or any of the Company Subsidiaries relating to such Contract

3.14 Intellectual Property.

(a) The Company and each Company Subsidiary (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of all Intellectual Property used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP”). Such Company IP are sufficient for such conduct of the Company Business. As used in this Agreement, “Company IP Rights” means the Intellectual Property Rights in and to the Company IP; “Company-Owned IP Rights” means Company IP Rights that are or are purportedly owned by the Company or any Subsidiary; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of any Company IP or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company or any Company Subsidiary to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company-Owned IP Rights by the Company or any Company Subsidiary. No royalties, honoraria, fees or other payments for the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company IP shall become payable as a result of the consummation of the transactions contemplated by this Agreement. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.

(c) Schedule 3.14(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, or distributed by the Company and the Company Subsidiaries and each product and service currently under development by the Company or any Company Subsidiary (each a “Company Product or Service”). Neither the operation of the Company Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product or Service (i) violates any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates any Intellectual Property Right of any other party. There is no pending or threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to exercise any Company-Owned IP Right, nor is there any legitimate basis for any such claim. Neither the Company nor any Company Subsidiary has received any notice asserting that the operation of the Company Business or the development, manufacture, marketing, licensing, sale offering for sale, distribution or intended use of the Company Products or Services conflicts with or infringes) the rights of any other party, nor is there any legitimate basis for any such assertion. Neither the Company nor any Company Subsidiary has received any notice from any third party offering a license under any such third party patents. None of the Company-Owned IP Rights, or the Company Products or Services is subject to any proceeding or outstanding order, contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company or any Company Subsidiaries of any Company-Owned IP Rights or any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property Rights of a third party.

(d) No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(e) The Company and each Company Subsidiary has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all material confidential or non-public information included in the Company-Owned IP Rights and to preserve and maintain all the Company’s and the Company Subsidiaries’ interests, proprietary rights and trade secrets in the Company-Owned IP Rights. All current and former officers, employees, consultants and independent contractors of the Company and any Company Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Company Subsidiary (in the case of proprietary information of the Company’s or such Company Subsidiary’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquiror’s legal counsel. The Company has secured valid written assignments from all of the Company’s and the Company Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. Schedule 3.14(e) of the Company Disclosure Letter sets forth a list of Company IP Rights Agreements as to which the Company is a party and pursuant to which the Company licenses all technology, software or Intellectual Property developed or otherwise owned by a third party that is either (i) incorporated into, integrated or bundled with the Company Products or Services, or (ii) used by the Company or the Company Subsidiaries in the development, manufacture or compilation or branding of any of the Company Products or Services (item (ii) excluding (A) licenses of software generally available to the public at a per copy license fee of less than $5,000.00 per copy and less than $50,000.00 in the aggregate for all copies, and (B) Contracts for the license of Open Source Materials) (items (i)

and (ii), collectively, “Third Party Product Technology”). Schedule 3.14(e) indicates which, if any, of such Company IP Rights Agreements include an exclusive license of such third party technology, software or Intellectual Property to the Company or any Subsidiary.

(f) Schedule 3.14(f) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made throughout the world by or on behalf of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, including intent-to-use applications, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights (collectively, the “Company Registered IP Rights”). All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company or any Company Subsidiary are valid, enforceable and subsisting, and the Company or such Company Subsidiary is the record owner thereof. Schedule 3.14(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered IP Rights in order to avoid prejudice to, impairment or abandonment of such Company Registered IP Rights. The Company and the Company Subsidiaries are the exclusive owners of, or have license to, all trademarks and trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company or any of the Company Subsidiaries. The Company owns exclusively, and has good title to, or has license to all copyrighted works that are included or incorporated into Company Products or Services or which the Company or any of the Company Subsidiaries otherwise purports to own.

(g) The Company and the Company Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.14(h) of the Company Disclosure Letter and Permitted Encumbrances). The right, license and interest of the Company and the Company Subsidiaries in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than restrictions contained in the applicable license agreements with such third parties and Permitted Encumbrances).

(h) Schedule 3.14(h) of the Company Disclosure Letter contains a true and complete list of all Company IP Rights Agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights. None of the Company IP Rights Agreements listed in Schedule 3.14(h) of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. Neither the Company nor any of the Company Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of the Company Subsidiaries, to any third party, or knowingly permitted the Company’s and the Company Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(i) Neither the Company nor any Company Subsidiary nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party acting on its behalf to any party of any Company Source Code. Schedule 3.14(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.14(i), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company or any Company Subsidiary.

(j) There is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any Company Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any Company Subsidiary, except pursuant to Company’s standard customer agreement, the form of which is included in Schedule 3.12(n), or other Contracts listed in Schedule 3.14(h).

(k) All software developed by the Company or any Company Subsidiary and licensed by the Company or any Company Subsidiary to customers and all Company Products or Services provided by or through the Company or any Company Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company or any Company Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has made available to Acquiror all Documentation and notes relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. The Company has a policy or procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company and the Company Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and the Company Subsidiaries have implemented any and all security patches or upgrades that are generally available for that software.

(l) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company Products or Services, computer software programs or applications owned by the Company or any Company Subsidiary. No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(m) Schedule 3.14(m) of the Company Disclosure Letters lists all Open Source Materials incorporated or embedded in the Company Products or Services, and describes the manner in which such Open Source Materials were used (such description shall include whether (and if so, how) the Open Source Materials were modified or distributed by the Company or any Company Subsidiary). As used in this Section 3.14(m), “Open Source Materials” means any software or other material that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Open Source Materials includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License. The Company is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials.

(n) Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned IP Rights or Company Products or Services; (ii) distributed Open Source Materials in conjunction with any Company-Owned IP Rights or Company Products or Services; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Company Subsidiary with respect to any Company-Owned IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company-Owned IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(o) Except as set forth in Section 3.14(o) of the Company Disclosure Letter, neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights.

3.15 Certain Transactions and Agreements. Except as disclosed in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders as filed with the SEC on or about April 23, 2007 there has been no transaction since the beginning of the Company’s last fiscal year, nor any currently proposed transaction, in which the Company was or is to be a participant in which the amount involved exceeds $120,000.00, and in which a “related person” (as defined in Item 404 of Regulation S-K promulgated by the SEC) had or will have a direct or indirect material interest within the meaning of such Item 404.

3.16 Employees, ERISA and Other Compliance.

(a) The Company and each Company Subsidiary is in compliance in all material respects with Applicable Law and Contracts relating to employment, discrimination in employment, terms and conditions of employment, compensation matters, worker classification (including the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any material unfair labor practice. To the Company’s knowledge, the Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). To the knowledge of the Company and each of its Subsidiaries there are no material pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have resulted in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority. A complete list of all current employees, officers and consultants of the Company and the Company Subsidiaries, stating only their current title and/or job description, and current compensation (base salary and bonuses) is set forth on Schedule 3.16(a) of the Company Disclosure Letter. To the knowledge of the Company, all employees of the Company or any of the Company Subsidiaries are legally permitted to be employed by the Company or such Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. To the knowledge of the Company, all independent contractors providing services to the Company or any of the Company Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other Applicable Law. The Company and the Company Subsidiaries do not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b) Neither the Company nor any Company Subsidiary (i) is subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (iv) has any current labor disputes. To the knowledge of the Company, the Company and the Company Subsidiaries each has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ. To the knowledge of the Company, there are no pending, or threatened, efforts to certify any Person as the collective bargaining agent of all or some of the employees of the Company or any Company Subsidiary.

(c) The Company has no Company Benefit Arrangement which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iii) a “funded welfare plan” within the meaning of Code Section 419. No pension plan of the Company is subject to Title IV of ERISA.

(d) (i) Schedule 3.16(d) of the Company Disclosure Letter lists, with respect to the Company and any ERISA Affiliate of the Company, each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA, each loan to an employee in excess of $10,000.00 and each other material plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), severance benefits, retention, disability benefits, death benefits, hospitalization benefits, relocation benefits, child care benefits, sabbatical, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors of the Company that is currently in effect, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate or with respect to which the Company or any Company Subsidiary or any other ERISA Affiliate has any liabilities or obligation. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements”.

(ii) Except, in each case, as would not individually or in the aggregate result in a material liability to the Company, to the Company’s knowledge, each Company Benefit Arrangement that is not a Foreign Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company either has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered to Acquiror and its counsel) has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan, and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the Tax-qualified status of such Company Benefit Arrangement. Each Company Benefit Arrangement that is not a Foreign Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquiror and/or the Merger Sub (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action or other litigation is pending, or to the knowledge of the Company, is threatened, with respect to any such Company Benefit Arrangement that is not a Foreign Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All claims incurred as of the Closing Date under any Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is self-insured will be paid by the Company.

(iii) The Company has made available to Acquiror and its legal counsel a complete and correct copy and description of each Company Benefit Arrangement, including (a) the most recent plan documents, adoption agreements, and any amendments thereto, (b) trust documents, (c) financial statements, (d) insurance policies, (e) vendor contracts, (f) employee booklets, (g) summary plan descriptions and summary of material modifications related thereto , and any material employee communications relating thereto, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

(iv) The Company has timely filed and delivered to Acquiror and its legal counsel the three most recent annual reports (Form 5500) for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, including all attachments, schedules, financial statements and accountants’ opinions attached thereto.

(v) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been timely made under the terms of the applicable Company Benefit Arrangement, ERISA, the Code and any other Applicable Law, or there is a period of time remaining for such contributions to be timely made.

(vi) No Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Law.

(e) To the knowledge of the Company each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder.

(f) Schedule 3.16(f) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder. No benefit payable or that may become payable by the Company or any Company Subsidiary pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Agreement of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any: (i) Contract with any employee, director, or consultant of the Company or any Company Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve (or purchased an insurance policy listed in Schedule 3.19 of the Company Disclosure Letter) for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.16(g) of the Company Disclosure Letter.

(g) To the knowledge of the Company no employee or consultant of the Company or any Company Subsidiary is in material violation of (i) any Contract with the Company or any Company Subsidiary or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Company Subsidiary or to use trade secrets or proprietary information of others.

(h) Each Company Benefit Arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such Company Benefit Arrangement, a “Foreign Plan”) is listed in Schedule 3.16(h) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) to the knowledge of the Company, such Foreign Plan has been administered in all material respects at all times in accordance with its terms and Applicable Law and regulations, (ii) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (iv) except as required by Applicable Law, no condition exists that would prevent the Company or any of the Company Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

(i) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of the Company.

3.17 Corporate Documents. The Company has delivered to Acquiror or Acquiror’s legal counsel for examination all documents and information listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Certificate of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Company Subsidiary; (b) the minute books containing all records of all material proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each Company Subsidiary since January 1, 2005, excluding such proceedings relating to the potential sale of the Company; (c) all material permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company and each Company Subsidiary provided to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since January 1, 2005 of the Company and the respective Company Subsidiaries through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and the Company Subsidiaries (w) are in all material respects true, complete and correct, (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (z) accurately and fairly reflect the basis for the Company Financial Statements.

3.18 Advisor Fees. Except for fees payable to Jefferies as set forth in engagement letter between the Company and Jefferies dated June 25, 2007, as amended on July 3, 2007 (the “Engagement Letter”), a true, correct and complete version of which has been provided by the Company to Acquiror, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the execution and delivery of this Agreement or the consummation of the Merger, and Acquiror will not incur any liability, to any investment banker, broker, advisor or similar party as a result of the execution, delivery and performance of this Agreement, or the consummation of the Merger.

3.19 Insurance. The Company and the Company Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.19 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 3.19 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2005. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and neither the Company nor any Company Subsidiary has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Each of the Company and each Company Subsidiary has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.

3.20 Environmental Matters.

(a) The Company, each Company Subsidiary and their respective predecessors and affiliates are in material compliance with all Environmental Laws (as defined below), which material compliance includes the possession by the Company or such Company Subsidiary of all material permits and other material governmental authorizations required under Environmental Laws and material compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or such Company Subsidiary is not in compliance in any material respect with any Environmental Law. To the knowledge of the Company and each Company Subsidiary, no current or prior owner of any property leased or possessed by the Company or such Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or such Company Subsidiary is not in compliance in any material respect with any Environmental Law.

(b) For purposes of this Section 3.20: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or, the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the exposure of any individual to Materials of Environmental concern, including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.21 Customers and Suppliers.

(a) Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2006 or the nine months ended September 30, 2007, was one of the 20 largest sources of revenues for the Company and the Company Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 3.21(a) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).

(b) Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2006 or the nine months ended September 30, 2007, was one of the 10 largest suppliers of products and/or services to the Company and the Company Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 3.21(b) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).

3.22 Privacy. Neither the Company nor any Company Subsidiary has collected any personally identifiable information from any third parties.

3.23 Fairness Opinion. The Company Board has received an opinion from Jefferies, dated as of the Agreement Date, to the effect that, as of the Agreement Date and based on and subject to the matters set forth in the opinion, the Cash Amount Per Share is fair, from a financial point of view, to the holders of Company Common Stock.

3.24 Disclosure. Neither the representations and warranties contained in this Agreement nor the Company Disclosure Letter, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements in the representations and warranties contained in this Agreement or in the Company Disclosure Letter, in light of the circumstances under which they are made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represents and warrant to the Company as follows:

4.1 Organization and Good Standing. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement. Acquiror has delivered to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date. Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Acquiror of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement or to consummate the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws, (iii) the filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such other filings and notifications as may be required to be made by Acquiror or Merger Sub under federal, state or foreign securities laws, and (v) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Acquiror or Merger Sub to consummate the Merger or have a Material Adverse Effect on Acquiror.

(c) Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub. This Agreement constitutes the valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.4 Financing. Subject to the satisfaction of the conditions to Closing set forth in Section 8.3(h) hereof, Acquiror and its Subsidiaries (including the Surviving Corporation) will have available to them, together with the Closing Cash (as defined in Section 8.3(h)), sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Securityholders under Article 2.

4.5 Financial Statements. Acquiror has delivered to the Company its audited consolidated financial statements for fiscal years ended September 30, 2005 and September 30, 2006, and unaudited consolidated financial statements for fiscal year ended September 30, 2007 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Acquiror Financial Statements”). The Acquiror Financial Statements (i) complied as to form in all material respects with applicable accounting requirements as of their respective dates, (ii) have been prepared in accordance with GAAP (except that the unaudited Acquiror Financial Statements may not contain footnotes) applied on a consistent basis throughout the periods indicated, and (iii) fairly presented in all material respects the consolidated financial position of Acquiror and the Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of Acquiror’s and the Acquiror Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). Since September 30, 2007 through the date of this Agreement, there has not been a Material Adverse Effect with respect to the Acquiror and its Subsidiaries, taken as a whole.

4.6 Stock Ownership. As of the Agreement Date, neither Acquiror nor Merger Sub beneficially own any shares of Company Capital Stock. Neither Acquiror nor Merger Sub, nor any of their “Affiliates” or “Associates”, has been an “interested stockholder” of the Company at any time within three years of the Agreement Date, as those terms are used in Section 203 of the Delaware Law.

4.7 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.8 Proxy Statement. The information supplied by Acquiror for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Stockholders, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.

ARTICLE 5

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Acquiror as follows:

5.1 Preparation of SEC Documents; Company Stockholders’ Meeting.

(a) Proxy Statement. As soon as reasonably practicable following the Agreement Date, the Company shall prepare and file with the SEC the Proxy Statement. Acquiror will promptly provide the Company with any information with respect to Acquiror which is reasonably requested by the Company for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and cause the counsel and auditors of Acquiror to cooperate with the Company’s counsel and auditors in the preparation and filing of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without Acquiror’s prior written consent (which shall not be unreasonably withheld or delayed) and without providing Acquiror the reasonable opportunity to review and comment thereon. The Company will promptly advise Acquiror, of the time when the definitive form of the Proxy Statement has been filed with the SEC or any supplement or amendment has been filed, the issuance of any stop order, or any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide Acquiror with copies of any written communication from the SEC or any state securities commission. The Company will respond in good faith to any comments of the SEC and will cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable. If at any time prior to the Effective Time any event or information (including any Change of Recommendation) relating to the Company, or any of its Affiliates, executive officers or directors, should be discovered by Acquiror or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders the Company.

(b) Company Stockholders’ Meeting. The Company shall, as soon as reasonably practicable following the Agreement Date, take all action necessary in accordance with the Company Charter Documents, Applicable Law and the rules of the Nasdaq Stock Market to duly give notice of, convene and hold the Company Stockholders’ Meeting. Subject to Section 5.2, the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and will take all other action necessary or advisable to secure the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with the Company Charter Documents, Applicable Law and the rules of the Nasdaq Stock Market. Without the prior written consent of Acquiror, adoption of this Agreement (including adjournment of the Company Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement), is the only matter which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting.

(c) Board Recommendation. Except to the extent expressly permitted by Section 5.2, (i) the Company Board shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting, and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiror, the recommendation of the Company Board that the Company Stockholders vote in favor of the adoption of this Agreement.

5.2 No Solicitation.

(a) Alternative Transaction. The Company and its directors and executive officers shall not, and the Company will cause its Subsidiaries not to, and the Company shall not authorize or knowingly permit any of its or its Subsidiaries officers, directors, employees, affiliates, attorneys, financial advisors or other agents or representatives (collectively, “Representatives”) to (i) directly or indirectly, solicit, initiate, encourage, knowingly induce, facilitate or support any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations, or enter into any agreement with, any party or group regarding any Alternative Transaction (except to disclose the existence of the provisions of this Section 5.2), (ii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted by Section 5.2(d)), or (iii) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal. The Company and its directors and executive officers will, the Company shall cause its Subsidiaries to, and the Company shall use reasonable efforts to cause its Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Acquiror’s request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, its Subsidiaries or Representatives have engaged in any such activities within the 12-month period preceding the Agreement Date. The Company and its directors and executive officers will, the Company shall cause its Subsidiaries to, and the Company shall use reasonable efforts to cause its Representatives to, use commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) which the Company of any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal. Any breach of the foregoing provisions of this subsection by any of the Company’s Subsidiaries, directors or executive officers, or other Representatives that were authorized or knowingly permitted to take such actions in breach of the foregoing, shall be deemed to be a breach by the Company. The Company shall use its commercially reasonable efforts to inform its Representatives of the restrictions contained in this Section 5.2.

(b) Notification. As promptly as practicable (and in any event within 24 hours) after receipt by the Company, any of its Subsidiaries or Representative of any Alternative Transaction Proposal or any request for nonpublic information or any expression of interest or inquiry relating in any way to any Alternative Transaction Proposal, the Company shall provide Acquiror with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, and the identity of the Person or Group making any such Alternative Transaction Proposal, request, expression of interest or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. In addition, the Company shall provide Acquiror as promptly as possible with oral and written notice setting forth all such information as is reasonably necessary to keep Acquiror informed on a current basis in all material respects of the status and details (including substantive modifications or proposed substantive modifications) of, any such Alternative Transaction Proposal, request, expression of interest or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to Acquiror a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry.

The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors but in no event less than 24 hours) of any meeting of the Company Board at which it is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.

(c) Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that prior to the time that Company Stockholder Approval has been obtained, the Company receives a bona fide written Alternative Transaction Proposal which is determined to be, or which the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is reasonably likely to become, a Superior Proposal, the Company or the Company Board may then take the following actions, but only if (i) (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to the Company Stockholders under Applicable Law, and (B) the Company has given Acquiror at least two business days prior written notice of its intention to take any of the following actions and of the identity of the Person or Group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal, and (ii) the Alternative Transaction Proposal did not result or arise from any breach of this Section 5.2.

(i) Furnish nonpublic information to the Person or Group making such Alternative Transaction Proposal, provided that (A) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such Person or Group, it furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished to Acquiror); and

(ii) Engage in discussions or negotiations with such Person or Group with respect to such Alternative Transaction Proposal.

(d) Changes of Recommendation Solely in response to the receipt of a bona fide written Alternative Transaction Proposal which is a Superior Proposal, the Company Board may make a Change of Recommendation, if all of the following conditions in clauses (i) through (vi) are met:

(i) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company Stockholder Approval has not yet been obtained;

(iii) the Company has (A) provided to Acquiror three business days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or Group of Persons making the Superior Proposal, and (3) that it intends to effect a Change of

Recommendation and the manner in which it intends to do so, (B) provided to Acquiror all materials and information delivered or made available to the Person or Group making the Superior Proposal in connection with such Superior Proposal, and (C) during the aforementioned three business day period, if requested by Acquiror, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal;

(iv) Acquiror shall not have, within the aforementioned three business day period, made an offer that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal;

(v) the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and the results of any negotiations with Acquiror as contemplated by subsection (iii) above and any offer from Acquiror contemplated by subsection (iv) above, that the failure of the Company Board to effect a Change of Recommendation would result in a breach of its fiduciary duties to the Company Stockholders under Applicable Law; and

(vi) the Superior Proposal did not result or arise from any breach of this Section 5.2.

In addition, and notwithstanding any provision to the contrary in this Section 5.2, at any time prior to the time the Company Stockholder Approval has been obtained, the Company Board may, in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence and material consequences of which were neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Alternative Transaction Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if the Company Board has in good faith determined, after consultation with its outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Change of Recommendation would result in a breach of its fiduciary duties to the Company Stockholders under Applicable Law; provided that, the Company Board shall not be entitled to exercise its right to make a Change of Recommendation pursuant to this sentence unless the Company has (x) provided to Acquiror at least three (3) Business Days’ prior written notice (unless the Intervening Event arises fewer than three (3) Business Days prior to the Company Stockholders’ Meeting) advising Acquiror that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three (3) Business Day period, if requested by Acquiror, engaged in good faith negotiations with Acquiror to amend this Agreement in such a manner that obviates the need for a Change of Recommendation as a result of the Intervening Event. Any Change of Recommendation shall not change the approval of this Agreement, the Voting Agreements or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

Nothing in this Section 5.2 shall be deemed prior to the termination of this Agreement in accordance with its terms to affect any obligation of the Company under this Agreement or limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

(e) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the Company shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(d).

(f) Required Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from making any disclosure to the Company Stockholders if the Company Board has determined in good faith after consultation with its outside counsel, that failure to so disclose would result in a breach of its fiduciary duties to the Company Stockholders under Applicable Law.

5.3 Maintenance of Business.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as otherwise expressly contemplated by this Agreement, as provided in the Company Disclosure Letter, or to the extent that Acquiror shall otherwise consent in writing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on and preserve the Company Business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company or any such Subsidiary has contractual relations in the ordinary course of business, consistent in all material respects with its past practices.

(b) The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes and (ii) pay or perform its other Liabilities when due (including, but not limited to, payments with respect to trade payables and payments to its employees when due).

(c) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.4 Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as otherwise expressly contemplated by this Agreement, as provided in the Company Disclosure Letter, as disclosed in the Company SEC Documents or to the extent that Acquiror shall otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to, without Acquiror’s prior written consent:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent in all material respects with past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, or (iii) forgive or discharge in whole or in part any outstanding loans or advances;

(c) other than the entry into contracts providing for commercial sales of the Company’s products and services in the ordinary course of business and consistent in all material respects with past practice, enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract;

(d) place or allow the creation of any material Encumbrance on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licensing of products in the ordinary course of business consistent in all material respects with its past practices and except as set forth on Schedule 5.4(e) of the Company Disclosure Letter with respect to the sale (but, except as set forth on Schedule 5.4(e) of the Company Disclosure Letter, not lease or leaseback) of the Company’s property commonly known as No. 5395 Pearl Parkway, Boulder, Colorado 80301 (the “Property”), or as otherwise set forth on Schedule 5.4(e);

(f) (i) Except as required by Applicable Law or as required by any Company Benefit Arrangement in existence as of the date hereof and as set forth in Schedule 3.16(d) of the Company Disclosure Letter), pay any bonus, increased salary, severance, retention or special remuneration to any officer, director, employee or consultant (except in the ordinary course of business consistent in all material respects with its past practices or otherwise pursuant to arrangements listed on Schedule 5.4(f) of the Company Disclosure Letter) or any severance or retention plan, (ii) amend or enter into any employment or consulting Contract with any such person, (iii) adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any Company Benefit Arrangements (except in each case as required under ERISA, or the Code, or Applicable Law), (iv) materially modify any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 or Company Options except to the extent necessary to meet the requirements of such Section or Notice; or (v) terminate any employee of the Company or any Company Subsidiary, other than as set forth on Schedule 5.4 (provided that there is no obligation on the part of the Company to terminate any such employee) except for cause, due to action or inaction of the employee, as determined in good faith by the Company in its reasonable discretion;

(g) change any of its accounting methods, or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business consistent with past practice), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;

(h) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock or other securities, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock);

(i) terminate, waive or release any material right or claim;

(j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Settlement of Company Restricted Stock Units outstanding on the Agreement Date.

(k) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m) amend its Certificate of Incorporation or Bylaws or other comparable charter documents;

(n) license any of its technology or Intellectual Property (except for nonexclusive licenses made in the ordinary course of business consistent in all material respects with its past practices) or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public at a per copy license fee of less than $5,000.00 per copy) or transfer or provide a copy of any source code of the Company to any Person other than (i) to employees or consultants of the Company or any of its Subsidiaries who have a reasonable need to access such source code in the course of performance of their duties for the Company or any such Subsidiary or (ii) pursuant to pre-existing obligations arising from existing customer agreements;

(o) materially change any insurance coverage (except as contemplated by Section 6.4(b), with respect to the purchase of a Company director and officer “tail” policy);

(p) (i) agree to any audit assessment by any Tax Authority, (ii) file any income Tax Return, any other material Tax Return or any amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Acquiror for its review and adoption at a reasonable time prior to filing, (iii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r) (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) unless necessary to reserve rights thereunder or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in either case where the amount in controversy does not exceed $100,000.00 and does not involve injunctive or other equitable relief);

(s) (i) pay, discharge or satisfy, in an amount in excess of $100,000.00 in any one case or $200,000.00 in the aggregate, any Liability arising otherwise than in the ordinary course of business, consistent in all material respects with past practice, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Transaction Expenses, or (ii) make any capital expenditures, capital additions or capital improvements;

(t) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or that would otherwise be expected to occur in post-Closing periods, in each case outside of the ordinary course of business, consistent with past practices, (B) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected to be made in post-Closing periods, (C) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking, in each case outside of the ordinary course of business, consistent with past practices;

(u) materially change the manner in which it extends warranties, discounts or credits to customers; or

(v) agree to do any of the things described in the preceding clauses (a) – (u).

For purposes of this Section 5.4, “Company Material Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.12 or Section 3.14 had such Contract been in effect on the Agreement Date.

For the purposes of expediting and facilitating discussion between Acquiror and the Company regarding potential actions specified in this Section 5.4, if any, and for purposes of transition planning with respect to the Company Business between the date of this Agreement and the Closing Date in accordance with the parties mutual understanding as of the Agreement Date and pursuant to the terms and conditions of this Agreement, the chief executive officer, chief financial officer and chief legal officer of Acquiror and the Company shall be available to meet once a week at a mutually agreed upon time and day and their respective designees shall be expressly permitted to be present.

5.5 Advice of Changes.

(a) Closing Conditions. The Company shall promptly advise Acquiror in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, (ii) any breach of any covenant or obligation of the Company pursuant to this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, or (iii) any Material Adverse Change in the Company; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not be deemed to (i) modify any representation or warranty contained herein, (ii) supplement or modify the Company Disclosure Letter or (iii) limit or otherwise affect the remedies available hereunder to Acquiror or the conditions to Acquiror’s obligation to consummate the Merger.

(b) Litigation. The Company shall notify Acquiror in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or stockholders in their capacity as such relating to this Agreement, the Merger and the transactions contemplated hereby, and in any event, shall use commercially reasonable efforts to notify Acquiror in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or stockholders in their capacity as such.

5.6 Reasonable Efforts.

(a) Governmental and Third Party Approvals; Terminations. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, if any, (ii) the obtaining of all consents, approvals or waivers from third parties set forth on Schedule 3.3(b) and Schedule 3.5(iii) of the Company Disclosure Letter, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent reasonably practicable the Company will consult Acquiror on, all the information relating to the Company and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement. The Company also agrees to use its commercially reasonable efforts to terminate that certain agreement listed on Schedule 5.6(a) of the Company Disclosure Letter.

(b) Notification. The Company shall keep Acquiror reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, the Company shall without limitation use its commercially reasonable efforts to (i) promptly notify Acquiror of, and if in writing, furnish Acquiror with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit Acquiror to review and discuss in advance, and consider in good faith the views of Acquiror in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with Acquiror in advance and to the extent permitted by such Governmental Authority gives Acquiror the opportunity to attend and participate thereat, (iv) furnish Acquiror with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and the Merger, and (v) furnish Acquiror with such necessary information and reasonable assistance as Acquiror may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Acquiror under this Section 5.6 as “outside legal counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel.

(c) State Takeover Statutes. In connection with and without limiting the foregoing, the Company shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Prior to the Effective Time, the Company shall not take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to the Company, the failure of the Company Board to take such action would result in a breach of its fiduciary duties to the Company Stockholders under Applicable Law.

5.7 Access to Information. Subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during normal business hours of the Company on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. No review pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.8 Confidentiality. The Company will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

5.9 Public Announcements. The Company will use commercially reasonable efforts to consult with Acquiror before issuing, and will provide Acquiror the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by the Company with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as the Company may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 5.9, the

Company shall not issue any press release or otherwise make any public statement or disclosure concerning Acquiror or its business, financial condition or results of operations without the consent of Acquiror, which consent shall not be unreasonably withheld or delayed. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

5.10 Employee Benefits.

(a) Termination of Benefit Plans. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Arrangement that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plans”) in accordance with the provisions of the Company 401(k) Plans and Applicable Law (unless Acquiror provides written notice to the Company that such Company 401(k) Plans shall not be terminated). Unless Acquiror provides such written notice to the Company, no later than ten (10) business days prior to the Closing Date, the Company Board shall adopt resolutions authorizing the termination of the Company 401(k) Plans effective no later than the day immediately preceding the Closing Date, such resolutions to be subject to the reasonable and prompt review and approval by Acquiror’s counsel, which shall not be unreasonably withheld. Upon the request of Acquiror no later than ten business days prior to the Closing Date, the Company shall terminate (or cause to be terminated) any and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the Closing Date (other than agreements that by their terms cannot be unilaterally terminated by Company and Contracts listed on Schedule 5.10(a) of the Company Disclosure Letter).

5.11 Communications to Employees. The Company will use reasonable best efforts to consult with Acquiror (and consider in good faith the position of Acquiror) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 5.10 and any other matters relative to the entry into the Agreement or the effects of the Merger, it being understood that where the parties are unable to agree, the Company will make the ultimate determination, after consultation with its outside legal counsel, as to the materials provided to employees prior to Closing.

5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6

ACQUIROR COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Acquiror covenants and agrees with the Company as follows:

6.1 Advice of Changes. Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror or Merger Sub contained in Article 4 untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied and (b) any breach of any covenant or obligation of Acquiror or Merger Sub pursuant to this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not be deemed to (i) modify any representation or warranty contained herein or (ii) limit or otherwise affect the remedies available hereunder to the Company or the conditions to the Company’s obligation to consummate the Merger.

6.2 Reasonable Efforts.

(a) Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, if any, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, the Company shall have the right to review in advance, and to the extent reasonably practicable Acquiror will consult the Company on, all the information relating to Acquiror and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Notification. Acquiror shall keep the Company reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, Acquiror shall without limitation use its commercially reasonable efforts to (i) promptly notify the Company of, and if in writing, furnish the Company with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the Company to review and discuss in advance, and consider in good faith the views of Company in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the Company in advance and to the extent permitted by such Governmental Authority gives the Company the opportunity to attend and participate thereat, (iv) furnish the Company with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and the Merger, and (v) furnish the Company with such necessary information and reasonable assistance as the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Acquiror may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the Company under this Section 6.2 as “outside legal counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from Acquiror or its legal counsel.

(c) State Takeover Statutes. In connection with and without limiting the foregoing, Acquiror shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(d) Antitrust Restraints. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that: (i) Acquiror shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquiror shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its affiliates or the Company or the Company Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Acquiror or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquiror or any of its affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

6.3 Confidentiality. Acquiror will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

Acquiror also covenants and agrees with the Company as follows:

6.4 Indemnification of Company Directors and Officers.

(a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to its present and former directors and officers (the “Company Indemnified Persons”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. Subject to the Surviving Corporation and the Company Subsidiaries remaining in existence, for a period of six (6) years following the Effective Time, Acquiror shall, or shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the Agreement Date. Any claims for indemnification made under this Section 6.4 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. This Section 6.4 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Company Indemnified Persons.

(b) For a period of six years from and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, maintain in effect, to the extent available, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous to those applicable to the current directors and officers of the Company; provided, however, Acquiror may fulfill its obligations under this Section 6.4(b) by purchasing a policy of directors’ and officers’ insurance or a “tail” policy under the Company’s existing directors’ and officers’ insurance policy, in either case which (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are covered by the Company’s directors’ and officers’ insurance policy in effect as of the Effective Time and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous to those applicable to the current directors and officers of the Company, provided further, that in no event shall Acquiror or the Surviving Corporation be required to expend an annual premium for any such coverage in excess of 150% of the annual premium currently paid by the Company under its directors’ and officer’s liability insurance policy in effect as of the Agreement Date, and if the cost for any such coverage is in excess of such amount, Acquiror or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount. Prior to the Effective Time, in lieu of the foregoing and notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which: (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are covered by the Company’s directors’ and officers’ insurance policy in effect as of the Effective Time and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous to those applicable to the current directors and officers of the Company. In the event that the Company shall purchase such a “tail” policy prior to the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to maintain such “tail” policy in full force and effect and continue to honor their obligations thereunder, in lieu of all other obligations of Acquiror and Surviving Corporation under the first sentence of this Section 6.4(b), for so long as such “tail” policy shall be maintained in full force and effect.

6.5 Public Announcements. Acquiror will use commercially reasonable efforts to consult with the Company before issuing, and will provide the Company the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by Acquiror with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as Acquiror may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 6.6, Acquiror shall not issue any press release or otherwise make any public statement or disclosure concerning the Company or its business, financial condition or results of operations without the consent of the Company, which consent shall not be unreasonably withheld or delayed. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

ARTICLE 7

CLOSING MATTERS

7.1 The Closing. Subject to termination of this Agreement as provided in Article 9, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

7.2 Exchange of Certificates.

(a) Exchange Fund. As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereof), Acquiror (or its Subsidiaries, including the Surviving Corporation) shall make available to Deutsche Bank National Trust

Company (the “Exchange Agent”), or such other entity in substitution thereof that is reasonably satisfactory to the parties, for exchange in accordance with this Article 2, the cash issuable pursuant to Section 2.1(b), in exchange for outstanding Company Common Stock and Company Options and Company Restricted Stock Units (the “Exchange Fund”). In order that the Acquiror (or its Subsidiaries, including the Surviving Corporation) may fulfill its obligations contained in this Section 7.2(a), prior to the Closing the Company shall, at the request of Acquiror, use commercially reasonable efforts to prepare wire transfers from the Company or any Company Subsidiaries to the Exchange Agent or Acquiror (or its Subsidiaries), with such wires to occur on or after the Closing.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereof), Acquiror shall instruct the Exchange Agent to mail (and shall make available for collection by hand) to each holder of record of certificates or instruments evidencing the Company Common Stock and Company Options and Company Restricted Stock Units that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive cash pursuant to Section 2.1(b), (i) a letter of transmittal in customary form, that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent (provided that Acquiror will provide the Company with a reasonable opportunity to review and comment thereon), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash, (which instructions shall provide that, at the election of the surrendering holder, Certificates may be surrendered, and a check in exchange therefor collected, by hand delivery). Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor a check or wire transfer (at the election of the holder thereof) in the amount of U.S. dollars that such holders have the right to receive pursuant to Section 2.1(b), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof a check or wire transfer (at the election of the holder thereof) in the amount of U.S. dollars that the holders thereof have the right to receive pursuant to Section 2.1(b). No interest will be paid or accrued on any cash payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check or wire transfer (at the election of the transferee) in the amount of U.S. dollars that the holder thereof has the right to receive pursuant to Section 2.1(b) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(c) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, a check in the amount of U.S. dollars into which the Company Common Stock and Company Options and Company Restricted Stock Units represented by such Certificates were converted pursuant to Section 2.1(b); provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock and Company Options and Company Restricted Stock Units for six (6) months after the Effective Time shall be delivered to Acquiror, upon demand, and any such holders of Company Common Stock and Company Options and Company Restricted Stock Units who have not theretofore complied with the provisions of this Section 7.2 shall thereafter look only to Acquiror for the cash to which they are entitled pursuant to Section 2.1(b).

(e) No Further Ownership Rights in Company Securities. All cash issued in accordance with the terms hereof with respect to Company Common Stock and Company Options and Company Restricted Stock Units shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock and Company Options and Company Restricted Stock Units, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock and Company Options and Company Restricted Stock Units that were outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with settlement procedures, trades effected prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 7.

(f) No Liability. Notwithstanding anything to the contrary in this Section 7.2, neither the Exchange Agent, Acquiror, the Company, the Surviving Corporation nor any party hereto shall be liable to a holder of Company Common Stock and Company Options and Company Restricted Stock Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained, as required by Delaware Law, the Company’s Certificate of Incorporation and Bylaws and the rules of the Nasdaq Stock Market, each as in effect on the date of such approval.

(b) Antitrust Compliance. (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade

Commission and the United States Department of Justice, and (ii) all other approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the Merger shall have been obtained, in each case without any condition or requirement requiring or calling for any Antitrust Restraint.

(c) Other Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

(d) No Injunctions or Restraints. No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Merger or other transactions contemplated by this Agreement.

8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Company:

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of Acquiror and Merger Sub set forth herein (other than in Sections 4.2(a) (Power and Authority) and (c) (Enforceability)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(ii) The representations and warranties of Acquiror and Merger Sub set forth in Sections 4.2(a) (Power and Authority) and (c) (Enforceability) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(b) Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing). At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

8.3 Additional Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by Acquiror and Merger Sub:

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Company set forth herein (other than in Sections 3.3(a) (Power and Authority), (c) (Enforceability) and (d) (Takeover Laws) and Section 3.4(a) (Capital Structure)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(ii) The representations and warranties of the Company set forth in Sections 3.3(a) (Power and Authority), (c) (Enforceability) and (d) (Takeover Laws) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of the Company set forth in Section 3.4(a) (Capital Structure) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding Company Capital Stock, Company Options and Company Restricted Stock Units) from the Company’s fully diluted capitalization as set forth in Sections 3.4(a) by an amount that does not exceed one percent (1%) of such fully diluted capitalization. At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing). At the Closing Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Company’s Chief Executive Officer.

(c) No Material Adverse Change. There shall not have occurred following the date of this Agreement a Material Adverse Change in the Company which is continuing, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement. At the Closing Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Company’s Chief Executive Officer.

(d) No Litigation. (A) No suit, action, proceeding, application or counterclaim shall be pending or overtly threatened by any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the Merger or any transaction contemplated by this Agreement, (ii) cause the Merger or any of the transactions contemplated by this Agreement to be rescinded, (iii) result in any Antitrust Restraint, or (iv) have a Material Adverse Effect on the Company or Acquiror, and (B) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Applicable Law have been enacted having any such effect.

(e) Closing Cash Calculation.

(i) The Company shall have delivered the Closing Cash Balance Sheet on or within one (1) Business Day prior to the Tentative Closing Date and such Closing Cash Balance Sheet must reflect a minimum of $50,000,000.00 in Closing Cash, or if audited pursuant to the terms and conditions of Section 8.3(e)(ii), the Audited Closing Cash Amount must reflect a minimum of $50,000,000.00.

(ii) If Acquiror and the Company cannot agree as to the amount of Closing Cash, then the parties shall engage Ernst & Young LLP (the “Special Auditor”), or if unavailable, a mutually agreed upon accounting firm of national standing, to determine the amount of Closing Cash. The Company shall provide the Special Auditor with access to the relevant financial records and shall assist the Special Auditor in obtaining confirmations of information relating to the calculation of the Closing Cash. The Special Auditor shall complete its review and shall issue its report, as promptly as possible, but in no event more than ten days after engaged, and such determination, absent manifest error, shall be binding on the parties (with such audited Closing Cash, as audited, referred to herein as the “Audited Closing Cash Amount”).

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 9.1(a), Section 9.1(b)(i), Section 9.1 (b)(ii), Section 9.1(c) and Section 9.1(d), may be taken or authorized before or after the Company Stockholder Approval, (B) in the case of Section 9.1(e), Section 9.1(f) and Section 9.1(g), may be taken or authorized only before the Company Stockholder Approval, and (C) in the case of Section 9.1(b)(iii), may be taken or authorized only after the Company Stockholders’ Meeting where a vote was taken:

(a) by mutual written consent of the Company and Acquiror, if the Board of Directors of each so determines;

(b) by written notice of either the Company or Acquiror (as authorized by the Board of Directors of the Company or Acquiror, as applicable):

(i) if the Merger shall not have been consummated by April 30, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(ii) if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken;

(c) by the Company (as authorized by the Company Board) upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within twenty business days after written notice thereof shall have been received by Acquiror;

(d) by Acquiror (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within twenty business days after written notice thereof shall have been received by the Company;

(e) by Acquiror (as authorized by its Board of Directors), at any time prior to Company Stockholder Approval, if the Company, the Company Board or any committee thereof, for any reason, shall have (i) failed to call or hold the Company Stockholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Proxy Statement distributed to the Company Stockholders the unanimous recommendation of the Company Board that such stockholders adopt this Agreement, (iii) effected a Change of Recommendation, (iv) approved or recommended any Alternative Transaction, (v) the Company shall have entered into any letter of intent or other Contract accepting any Alternative Transaction Proposal or (vi) failed, within ten business days after any tender or exchange offer relating to Company Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer;

(f) by Acquiror (as authorized by its Board of Directors), at any time prior to Company Stockholder Approval, if the Company shall have breached in any material respect (or be deemed, pursuant to the terms thereof, to have breached in any material respects) the provisions of Sections 5.2(a), (b) or (c); or

(g) by the Company (as authorized by the Company Board), by written notice to Acquiror, if (i) if the Company Board shall have made a Change of Recommendation in response to a Superior Proposal following compliance and in accordance with the terms and conditions of Section 5.2, (iii) concurrently with the termination of this Agreement, the Company shall have paid to the Acquiror the Termination Fee described in Section 9.3(a) and (iii) immediately following such termination, the Company enters into a definitive agreement to effect such Superior Proposal.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof and any payment of a Termination Fee, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Sections 5.8 and 6.3 (Confidentiality), this Section 9.2 (Effect of Termination) and Section 9.3 (Payments), as well as Article 10 (Miscellaneous) (other than Section 10.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation or warranty of such party contained herein or any breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Payments made pursuant to Section 9.3 (Payments) shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

9.3 Payments.

(a) Payments by the Company.

(i) Termination Fee.

(A) In the event that this Agreement is terminated by Acquiror pursuant to Section 9.1(e), the Company shall promptly, but in no event later than two business days after the date of such termination, pay Acquiror a fee equal to $3,475,198.00 (the “Termination Fee”).

(B) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), the Company shall pay Acquiror the Termination Fee as provided in Section 9.1(g).

(C) In the event that this Agreement is terminated pursuant to Section 9.1(b)(iii) or Section 9.1(f), the Company shall pay Acquiror the Termination Fee if, following the Agreement Date and prior to such termination, any Person shall have made to the Company or its stockholders, or publicly announced, an Alternative Transaction Proposal with respect to the Company and within twelve (12) months following termination of this Agreement any Alternative Transaction with respect to the Company is consummated or the Company enters into a Contract providing for any Alternative Transaction, in which case such fee payment is to be made concurrently with the closing of such Alternative Transaction (irrespective of whether such closing occurs before, or after the twelve month anniversary of the termination of this Agreement).

(ii) Acquiror Expenses. In the event that this Agreement is terminated pursuant to Section 9.1(b)(iii), the Company shall promptly, but in no event later than two days after the date of such termination, reimburse Acquiror for its Transaction Expenses, not to exceed $500,000.00. The amount of any Transaction Expenses reimbursed by the Company to Acquiror shall be credited against any subsequent payment required to be made by the Company to Acquiror of the Termination Fee pursuant to Section 9.3(a)(i) above.

(b) Interest and Costs. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by Acquiror. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against the Company, the Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by Section 9.2.

9.4 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after the occurrence of the Company Stockholder Approval there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

9.5 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 9.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 9.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10

MISCELLANEOUS

10.1 Expiration of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

If to Acquiror or Merger Sub:

Turin Networks, Inc.

1415 North McDowell Blvd.

Petaluma, CA 94954

Facsimile: 707/792/4938

Attention: Leah Maher, Vice President & General Counsel

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Facsimile: 650/938/5200

Attention: Mark A. Leahy and Kris S. Withrow

If to the Company:

Carrier Access Corporation

5395 Pearl Parkway

Boulder, CO 80301

Facsimile: 303/218/5567

Attention: Allen Snyder, CEO & President

With a copy to Legal Department

with copies to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Mark A. Bertelsen and Jose F. Macias

Facsimile: 650/493/6811

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Facsimile: 415/947/2099

10.3 Governing Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.

10.4 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.5 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except for the rights of former holders of Company Common Stock, Company Options and Company Restricted Stock Units to receive payments for their respective Certificates pursuant to Article 2 and in compliance with Article 7, after the Effective Time; and except that Section 6.4 is intended to benefit the Company Indemnified Persons.

10.6 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.7 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use their reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.8 Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.10 Counterparts. This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.11 Expenses. Whether or not the Merger is successfully consummated, each party shall bear its respective Transaction Expenses, unless otherwise expressly provided herein.

10.12 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.13 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.13.

10.14 Confidentiality. The Company and Acquiror each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Acquiror shall not be bound by such Confidentiality Agreement after the Closing. If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

10.15 Waiver of Jury Trial. EACH OF THE COMPANY, ACQUIROR AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, ACQUIROR OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TURIN NETWORKS, INC.		CARRIER ACCESS CORPORATION

By:	/s/ HENRY WASIK	By:	/s/ ALLEN SNYDER
Name:	Henry Wasik	Name:	Allen Snyder
Title:	President & CEO	Title:	President & CEO

RF ACQUISITION CORP.

By:	/s/ HENRY WASIK
Name:	Henry Wasik
Title:	President & CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]